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                                                                     EXHIBIT 4.1

                                 CONCENTRA INC.

                                   as Obligor

                                       and

                              THE BANK OF NEW YORK

                                   as Trustee

                         -------------------------------

                             SUPPLEMENTAL INDENTURE

                            Dated as of June 25, 2002

                                       to

                                    Indenture

                           Dated as of August 17, 1999

                         -------------------------------

                     14% Senior Discount Debentures due 2010

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         SUPPLEMENTAL INDENTURE dated as of June __, 2002, among Concentra Inc., a Delaware corporation (the "Company"), The Bank of New York, as successor to United States Trust Company of New York, as trustee (the "Trustee"), and the other parties listed on the signature pages hereto (collectively, the "Debenture Holders").

         WHEREAS, the Company has heretofore executed and delivered to the Trustee that certain Indenture dated as of August 17, 1999 (the "Company Indenture"), providing for the issuance of 14% Senior Discount Debentures due 2010 (collectively, the "Debentures");

         WHEREAS, Concentra Operating Corporation, a Nevada corporation and wholly-owned subsidiary of the Company ("Operating"), proposes to purchase (the "Equity Clawback") a portion of its 13% Series A Senior Subordinated Notes due 2009 and 13% Series B Senior Subordinated Notes due 2009 (collectively, the "Operating Notes") in accordance with the terms and provisions of that certain Indenture dated as of August 17, 1999, among Operating, the Guarantors named therein and the Trustee;

         WHEREAS, the Company proposes to issue $55,000,000 in original principal amount of notes (the "Bridge Notes") under that certain Bridge Loan Agreement of even date herewith (the "Bridge Loan Agreement"), among the Company, the lenders that are parties thereto and Citicorp North America, Inc., as administrative agent (the "Bridge Notes Issuance");

         WHEREAS, the Company proposes to pay a portion of the proceeds of the Bridge Notes Issuance to Operating in consideration for Operating issuing shares of its common stock to the Company;

         WHEREAS, Operating shall use such proceeds to consummate the Equity Clawback;

         WHEREAS, Section 1008 of the Company Indenture does not permit the Company to incur the Indebtedness evidenced by the Bridge Notes and the Bridge Loan Agreement;

         WHEREAS, the Debenture Holders desire to consent to the incurrence of the Indebtedness evidenced by the Bridge Notes and the Bridge Loan Agreement;

         WHEREAS, the execution and delivery of this Supplemental Indenture has been authorized by resolutions of the Board of Directors of the Company; and

         WHEREAS, all conditions and requirements necessary to make this Supplemental Indenture a valid, legal, binding and enforceable instrument in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties hereto.

         NOW, THEREFORE, in consideration of the above premises, each party hereby agrees, for the benefit of the others and for the equal and ratable benefit of the holders of the Debenture Holders, as follows:

                                        1

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                                    ARTICLE I

                  CONSENT TO ADDITIONAL INDEBTEDNESS; AMENDMENT

       Section 1.1 Additional Indebtedness. By executing this Supplemental Indenture, each of the Debenture Holders hereby consents to (a) the incurrence of all Indebtedness under the Bridge Loan Agreement (including, without limitation, the Bridge Notes) and (b) the Amendments (as hereinafter defined). The Company and the Trustee hereby amend the Company Indenture (the "Amendments") to:

                   (i) delete clause (5) in Section 1008 in its entirety and insert the following language in lieu thereof:

              (5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under the first paragraph of this covenant or clauses (14), (15) or (16) of this Section 1008;

                   (ii)  delete the word "and" located at the end of clause
(14) in Section 1008;

                   (iii) delete the period at the end of clause (15) in
Section 1008 and replace it with the following: "; and";

                   (iv) add to the definition of Permitted Debt in Section 1008 of the Company Indenture the following paragraph:

              (16) the incurrence by the Company of all Indebtedness under that certain Bridge Loan Agreement dated June ___, 2002, among the Company, the lenders that are parties thereto and Citicorp North America, Inc., as administrative agent (including, without limitation, the bridge notes delivered thereunder);

                   (v)   delete the first sentence in the final paragraph in
Section 1008 in its entirety and insert the following language in lieu thereof:

              For purposes of determining compliance with this Section 1008, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt in clauses
              (1) through (16) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall be permitted to classify such item of Indebtedness in any manner that complies with this covenant.

                                        2

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                                   ARTICLE II

                            MISCELLANEOUS PROVISIONS

       Section 2.1 Defined Terms. For all purposes of this Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, terms used in capitalized form in this Supplemental Indenture and defined in the Company Indenture have the meanings specified in the Company Indenture.

       Section 2.2 Indenture. Except as amended hereby, the Company Indenture and the Debentures are in all respects ratified and confirmed and all the terms shall remain in full force and effect.

       Section 2.3 Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

       Section 2.4 Successors. All agreements of the Company in this Supplemental Indenture and the Debentures shall bind its successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

       Section 2.5 Duplicate Originals. All parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement.

       Section 2.6 Severability. In case any one or more of the provisions in this Supplemental Indenture or in the Debentures shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

       Section 2.7 Trustee Disclaimer. The Trustee accepts the amendment of the Company Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Company Indenture as hereby amended, but on the terms and conditions set forth in the Company Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Company Indenture as hereby amended, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to
(i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company or any Debenture Holder by corporate action or otherwise, (iii) the due execution hereof by the Company or any Debenture Holder or (iv) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

                                        3

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       Section 2.8 Effectiveness. This Supplemental Indenture shall become effective, once executed by all necessary parties, upon receipt by the Trustee of a certificate of the appropriate officers of the Company and an Opinion of Counsel, each of which shall be dated no earlier than the date hereof.

            [The Remainder of This Page Is Intentionally Left Blank]

                                        4

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         IN WITNESS WHEREOF, the parties hereto have caused this Supplemental
Indenture to be duly executed as of the day and year written above.

Attest:                                 CONCENTRA INC.,
                                        as Obligor

     /s/ Richard A. Parr II             By:     /s/ Thomas E. Kiraly
-----------------------------------        ----------------------------------
Richard A. Parr II, Secretary           Name:       Thomas E. Kiraly
                                        Title:      Executive Vice President

                                        THE BANK OF NEW YORK,
                                        as Trustee

                                        By:     /s/ Margaret M. Ciesmelewski
                                           ------------------------------------
                                        Name:       Margaret M. Ciesmelewski
                                        Title:      Vice President

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                                        DEBENTURE HOLDERS

                                        WCAS CAPITAL PARTNERS III, L.P.

                                        By:    /s/ Jonathan Rather
                                           -----------------------------------
                                        Name:      Jonathan Rather
                                        Title:     Managing Member

                                        CHASE EQUITY ASSOCIATES, L.P.

                                        By:    /s/ Richard Duckers
                                           -----------------------------------
                                        Name:      Richard Duckers
                                        Title:     Partner